UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e) (2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

                                         FABRINET

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Fabrinet Shareholder:

Notice is hereby given that the 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Fabrinet, a Cayman Islands exempted company (“Fabrinet” or the “Company”), will be held on Monday, December 12, 2011, at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, for the following purposes:

1.	To elect three Class II directors recommended by the Board of Directors to serve for a term of three years or until their respective successors have been duly elected and qualified.

2.	To hold an advisory vote regarding the compensation paid to our named executive officers.

3.	To determine, on an advisory basis, the frequency with which shareholders will participate in future advisory votes on executive compensation.

4.	To ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 29, 2012.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The preceding items of business are more fully described in the proxy statement accompanying this Notice. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Only shareholders of record at the close of business on October 4, 2011, are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments of the meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, shareholders of record at the close of business on October 4, 2011 will receive a Notice of Internet Availability of Proxy Materials. We expect to mail the Notice of Internet Availability of Proxy Materials on or about October 24, 2011.

Your vote is very important. Even if you plan to attend the Annual Meeting in person, we encourage you to read the proxy statement and vote as promptly as possible to ensure that your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in the Notice of Internet Availability of Proxy Materials or refer to the section of the proxy statement entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

Thank you for your ongoing support of Fabrinet.

By Order of the Board of Directors,

/s/ David T. Mitchell

David T. Mitchell
Chief Executive Officer and Chairman of the Board of Directors

Palo Alto, California

October 21, 2011

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	1

Why am I receiving these materials?	1

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	1

How can I obtain electronic access to the proxy materials?	1

Can I attend the Annual Meeting?	1

Who is entitled to vote at the Annual Meeting?	2

What is the difference between holding shares as a shareholder of record and as a beneficial owner?	2

How can I vote my shares in person at the Annual Meeting?	2

How can I vote my shares without attending the Annual Meeting?	2

How many shares must be present or represented to conduct business at the Annual Meeting?	3

What proposals will be voted on at the Annual Meeting?	3

What is the voting requirement to approve each of the proposals and how are votes counted?	3

How does the Board of Directors recommend that I vote?	4

What happens if additional matters are presented at the Annual Meeting?	4

Can I change my vote?	4

What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	4

What should I do if I receive more than one set of voting materials?	5

Is my vote confidential?	5

Where can I find the voting results of the Annual Meeting?	5

Who will bear the cost of soliciting votes for the Annual Meeting?	5

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	5

How may I obtain a separate set of proxy materials or the 2011 Annual Report?	6

FISCAL YEAR END	6

PROPOSAL ONE—ELECTION OF DIRECTORS	7

General	7

Nominees	7

Recommendation of the Board of Directors	7

Information About Directors and Director Nominees	8

Compensation of Directors	11

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FABRINET

Walker House

87 Mary Street

George Town

Grand Cayman

KY1-9005

Cayman Islands

PROXY STATEMENT

FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:

The Board of Directors of Fabrinet is providing these proxy materials to you in connection with the solicitation of proxies for use at Fabrinet’s 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, December 12, 2011, at 2:00 p.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement.

The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304.

As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. We expect to mail the Notice on or about October 24, 2011.

All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	How can I obtain electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to:

•	View the proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of October 4, 2011 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 2:00 p.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Q:	Who is entitled to vote at the Annual Meeting?

A:

You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 34,238,964 ordinary shares outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion to vote your shares only on routine matters. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, the advisory vote regarding the compensation paid to our named executive officers and the advisory vote regarding the frequency with which shareholders will participate in future advisory votes on executive compensation because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine.

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 29, 2012, because NYSE rules treat that matter as routine.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as described in the Notice and as described below, so that your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By Internet—Shareholders of record with Internet access may submit proxies until 11:59 p.m., Eastern time, on December 11, 2011, by following the “Vote by Internet” instructions described in the Notice or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability.

By telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instructions provided by your broker, bank or nominee explaining this procedure.

By mail—Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of at least one-third of the total shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

•	The election of three Class II directors recommended by the Board of Directors to serve for a term of three years or until their respective successors are duly elected and qualified;

•	An advisory vote regarding the compensation paid to our named executive officers;

•	An advisory vote regarding the frequency with which shareholders will participate in future advisory votes on executive compensation; and

•	The ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 29, 2012.

Q:	What is the voting requirement to approve each of the proposals and how are votes counted?

A:

A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. The three nominees for director receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election.

The affirmative vote of a majority of the votes cast is required to approve, on an advisory basis, the compensation paid to our named executive officers (Proposal Two). You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions have the same effect as votes against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

A plurality of the votes cast is required to determine, on an advisory basis, the shareholders’ preference regarding the frequency of holding future advisory votes on executive compensation (Proposal Three). You may indicate whether you would prefer an advisory vote on executive compensation every “1 YEAR,” “2 YEARS” or “3 YEARS”, or you may “ABSTAIN” from voting on the proposal. The frequency—one year, two years or three years—receiving the highest number of votes will be the frequency of holding future advisory votes on executive compensation recommended by the shareholders. Abstentions and broker non-votes will not affect the outcome of this proposal.

The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 29, 2012 (Proposal Four). You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions have the same effect as votes against this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on this proposal.

All shares entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” each of the three nominees recommended by the Board of Directors for election as Class II directors (Proposal One);

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal Two);

•	for every “1 YEAR” as the frequency of holding future advisory votes on executive compensation (Proposal Three); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 29, 2012 (Proposal Four).

Q:	What happens if additional matters are presented at the Annual Meeting?

A.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before your proxy is voted at the Annual Meeting.

If you are the shareholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method), (2) by providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114 prior to your shares being voted, or (3) by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or nominee, or (2) if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:

Subject to any rules your broker, bank or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet’s management.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available in the “Investors—SEC Filings” section of our website at www.fabrinet.com.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

For inclusion in Fabrinet’s proxy materials—Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2012 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 26, 2012, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before an annual meeting—In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

Nominations for the election of directors may be made only (1) by or at the direction of the Board of Directors, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting pursuant to our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114 within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2012 annual meeting of shareholders will start on August 10, 2012 and end on September 9, 2012.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114 or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov. All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114.

Q:	How may I obtain a separate set of proxy materials or the 2011 Annual Report?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2011 Annual Report. We will promptly deliver upon written or oral request a separate copy of our proxy materials and 2011 Annual Report to any shareholder at a shared address to which a single copy of the documents was delivered. Shareholders may request additional copies of our proxy materials and 2011 Annual Report by calling (617) 956-6738 or writing to Fabrinet, c/o ICR Inc., 33 Broad St, Suite 900, Boston, Massachusetts 02110. Shareholders who share an address and receive multiple copies of our proxy materials and 2011 Annual Report can also request to receive a single copy by following the instructions above.

FISCAL YEAR END

This proxy statement provides information about the matters to be voted on at the 2011 Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2009, 2010 or 2011 fiscal years, and some information is provided as of a more current date. Each of our fiscal years ends on the last Friday of June. Our 2009 fiscal year ended on June 26, 2009, our 2010 fiscal year ended on June 25, 2010, and our 2011 fiscal year ended on June 24, 2011.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of eight directors. However, Dr. Ta-lin Hsu has notified us that he is resigning from our Board of Directors, effective November 3, 2011. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by our Board of Directors but may not consist of more than 15 directors. Our Board of Directors is divided into three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Nominees

Three candidates have been nominated for election as Class II directors at the Annual Meeting for a three-year term expiring in 2014. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Thomas F. Kelly, Dr. Frank H. Levinson and Virapan Pulges for election as Class II directors. Biographical information about each of the nominees is contained below.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating and Corporate Governance Committee and designated by the present Board of Directors to fill the vacancy.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet but do not give instructions with respect to the election of directors, your shares will be voted for the three persons recommended by our Board of Directors. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the election of Thomas F. Kelly, Dr. Frank H. Levinson and Virapan Pulges to the Board of Directors.

Information About Directors and Director Nominees

The names of the members of our Board of Directors, their ages, their positions with Fabrinet (as applicable) and other biographical information as of September 24, 2011, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and director nominees that led our Board of Directors and the Nominating and Corporate Governance Committee to conclude that he should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.

Name	Age	Director Class	Year of Expiration of Current Term	Director Since	Position
Mark A. Christensen(1)	52	I	2013	2005	Director
Rollance E. Olson(2)	68	I	2013	2004	Lead Independent Director
Thomas F. Kelly(1)	58	II	2011	2010	Director and Director Nominee
Dr. Frank H. Levinson(3)	58	II	2011	2001	Director and Director Nominee
Virapan Pulges(1)(3)	50	II	2011	2000	Director and Director Nominee
David T. Mitchell	69	III	2012	2000	Chief Executive Officer and Chairman of the Board of Directors
Dr. Ta-lin Hsu(4)	68	III	2012	2000	Director
Dr. William J. Perry(2)	84	III	2012	2008	Director

(1)	Member of Audit Committee
(2)	Member of Nominating and Corporate Governance Committee
(3)	Member of Compensation Committee
(4)	Dr. Hsu has notified us that he is resigning from our Board of Directors, effective November 3, 2011.

David T. (Tom) Mitchell is our founder and has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 2000. Mr. Mitchell also served as our President from 2000 to January 2011. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to our Board of Directors extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on our Board of Directors since our inception, as well as more than 30 years of experience in an array of executive management roles within the semiconductor and optoelectronics industry.

Mark A. Christensen has served on our Board of Directors since 2005. Mr. Christensen has served as the president of Global Capital Management, a consulting firm to high tech companies, since he established it in February 2005. From November 2001 to January 2005, Mr. Christensen served as the vice president and director of mobile and communications sectors at Intel Capital, where he was responsible for managing Intel Capital’s wired, wireless and optical networking equity investments and merger and acquisition activities. From 1995 to 2001, Mr. Christensen served as the vice president and group general manager for the network communications group at Intel Corporation, a semiconductor manufacturing company. Prior to that, Mr. Christensen held various positions at Intel Corporation since 1982. Mr. Christensen is a member of the board of directors of Pixelworks, Inc., a publicly traded semiconductor company, where he serves on the governance committee. Mr. Christensen was also a director of International DisplayWorks, Inc., a former publicly traded company, from 2005 until its sale to Flextronics in 2006. Mr. Christensen has previously been a director of three privately-held companies—Gigle Networks Inc., Celio Technology Corporation and Virtensys, Inc. He is currently the chairman of the board for Celio Technology Corp. Mr. Christensen earned a bachelor of science degree in industrial and manufacturing engineering from Oregon State University and a master’s degree in business administration from the University of Oregon.

Among other skills and qualifications, Mr. Christensen brings to our Board of Directors valuable knowledge of technology companies and of companies with a global presence, given his experience at Intel, along with his current consulting work with technology startup companies. In addition, Mr. Christensen brings valuable finance experience due to his previous role at Intel and current service as a member of the audit committee of a public company.

Dr. Ta-lin Hsu has served on our Board of Directors since 2000 and recently notified us that he is resigning from our Board of Directors, effective November 3, 2011. Dr. Hsu joined Hambrecht & Quist, an investment banking firm, as a general partner in 1985 and founded H&Q Asia Pacific, a private equity firm, in that same year. Before Hambrecht & Quist, Dr. Hsu worked at International Business Machines Corporation for 12 years. In his last position in senior management, Dr. Hsu held corporate responsibility for all of IBM’s advanced research in mass storage systems and technology. From 1971 to 1973, Dr. Hsu was a staff scientist in the material research center of Allied Chemical. Dr. Hsu plays an active role in developing investment and technology relationships between the U.S. and Asia, and holds numerous advisory positions with governmental and industry organizations. Dr. Hsu was a founding member of the Technology Review Board, which was founded to advise the Executive Yuan of Taiwan on technology matters. Dr. Hsu currently serves on the boards of directors of Advanced Semiconductor Engineering, Inc. and Marvell Technology Group Ltd, and previously served as a director of Semiconductor Manufacturing International Corporation from 2001 to 2008. Dr. Hsu also serves as a member of the Council on Foreign Relations, and the Chairman of the Board of Trustees of Give2Asia. Dr. Hsu earned a bachelor of science degree in physics from the National Taiwan University, a master’s degree in electrophysics from the Polytechnic Institute of Brooklyn and a doctor of philosophy degree in electrical engineering from the University of California, Berkeley.

Among other skills and qualifications, Dr. Hsu brings to our Board of Directors years of service in the high technology and semiconductor industries, as well as executive leadership and management experience gained from his roles at H&Q Asia Pacific, Hambrecht & Quist and IBM.

Thomas F. Kelly has served on our Board of Directors since 2010. Mr. Kelly has served as chief executive officer and president of Moxie Software, a provider of collaborative social software, since January 2010. From June 2006 to December 2009, he was chairman of the board of MontaVista Software (acquired by Cavium Networks, Inc. in 2009), a provider of Linux-based development software, where he was also chairman, president and chief executive officer from June 2006 to February 2008. From February 2008 to January 2009, he was president and chief executive officer of Epicor Software, an enterprise resource planning software company, where he also served on the board of directors from 2000 to 2009. In 2004 and 2005, he was with Trident Capital, a venture capital company. From 2001 to 2004, he was chairman, president and chief executive officer of BlueStar Solutions (acquired by Affiliated Computer Services, Inc. in 2004), an enterprise resource planning software hosting company. From 1998 to 2001, he was chairman and chief executive officer of Blaze Software, Inc. (acquired by Brokat Infosystems AG in 2001). Prior to that, he served as chief financial officer or chief operating officer at several software and semiconductor companies, including Cirrus Logic, Inc., Frame Technology, Cadence Design Systems, Valid Logic Corporation and Analog Design Tools. Earlier in his career he was with Arthur Anderson & Company. Since September 2003, Mr. Kelly has served on the board of directors of FEI Company. He is also on the Board of Regents of Santa Clara University. Mr. Kelly earned a bachelor of science degree in economics from Santa Clara University.

Among other skills and qualifications, Mr. Kelly brings to our Board of Directors audit and financial reporting expertise as well as his managerial and operational experience gained from his roles at Moxie Software, MontaVista Software, Epicor Software and Trident Capital.

Dr. Frank H. Levinson has served on our Board of Directors since 2001. Since 2006, Dr. Levinson has served as the managing director of Small World Group, LLC, a group primarily involved in investing in and growing small companies. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson served as a member of the technical staff at AT&T Bell Laboratories. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to our Board of Directors executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar.

Rollance E. Olson has served on our Board of Directors since 2004, including as lead independent director since January 2011. Since 1986, Mr. Olson has served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Salem, Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the fram/autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader of Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to our Board of Directors executive leadership and management experience gained from his ongoing service as chief executive officer of Parts Depot for more than 20 years.

Dr. William J. Perry has served on our Board of Directors since 2008. Dr. Perry is a Professor Emeritus at Stanford University, where he is co-director of the Preventive Defense Project. His previous academic experience includes professor (half-time) at Stanford from 1988 to 1993, when he was the co-director of the Center for International Security and Arms Control. Dr. Perry also served as a part-time lecturer in the Department of Mathematics at Santa Clara University from 1971 to 1977. Dr. Perry was the nineteenth United States Secretary of Defense, serving from February 1994 to January 1997. Dr. Perry’s previous government experience was as Deputy Secretary of Defense (1993–94) and undersecretary of defense for research and engineering (1977–81). Dr. Perry’s business experience includes serving as a laboratory director for General Telephone and Electronics (1954–64); founding and serving as chief executive officer of Electromagnetic Systems Laboratory, Inc. (ESL) (1964–77); serving as executive vice-president of Hambrecht & Quist (1981–85); and founding and serving as the chairman of Technology Strategies and Alliances (1985–93). From 1997 to 2000, Dr. Perry served on the boards of directors of The Boeing Company and United Technologies Corporation. Dr. Perry currently serves on the boards of directors of Lucent Government Systems (a subsidiary of Alcatel–Lucent), CoVant Technologies, LLC, Acuitus and Xyleco. Dr. Perry earned a bachelor of science degree and a master’s degree from Stanford University and a doctor of philosophy degree from Pennsylvania State University, all in mathematics.

Among other skills and qualifications, Dr. Perry brings to our Board of Directors executive leadership and management experience, government experience and previous public company board experience.

Virapan Pulges has served on our Board of Directors since 2000. Since May 2005, Mr. Pulges has served as managing director of TICON Industrial Connection Public Co., Ltd., an industrial property development company. From May 2005 to July 2010, Mr. Pulges served as a consultant to H&Q Asia Pacific for its investments in Thailand. From 1990 to 2005, Mr. Pulges served as the managing director of H&Q (Thailand) Ltd., a private equity firm, where he was responsible for investments in Thailand. Prior to joining H&Q (Thailand) Ltd., from 1983 to 1989, Mr. Pulges was the assistant managing director of Thai Seri Cold Storage Co., Ltd., a frozen seafood processing and exporting company. Mr. Pulges serves as a director of the Thai Venture Capital Association (TVCA) and the Singapore-Thai Chamber of Commerce. Mr. Pulges was a founding member of TVCA in 1996 and, from 1999 to 2005, he served as a director and the president of TVCA. Mr. Pulges also serves on the boards of directors of SVI Public Co., Ltd., Thai Cane Paper Public Co., Ltd. and TICON Industrial Connection Public Co., Ltd. Mr. Pulges earned a bachelor of science degree with special honors in electrical engineering and computer science and a master’s degree in electrical engineering from the University of Colorado, Boulder.

Among other skills and qualifications, Mr. Pulges brings to our Board of Directors executive leadership and management experience and finance experience, having previously managed investments for H&Q (Thailand) Ltd. for 15 years.

Compensation of Directors

Compensation for Fiscal 2011

The following table presents information regarding the compensation paid during fiscal 2011 to individuals who were members of our Board of Directors at any time during fiscal 2011 and who were not also our employees. We refer to those directors as non-employee directors. Mr. Mitchell does not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Total ($)
Mr. Christensen	39,500	118,564	—	158,064
Dr. Hsu	41,000	118,564	—	159,564
Mr. Kelly	25,000	90,740	159,579	275,319
Dr. Levinson	35,000	118,564	—	153,564
Mr. Olson	44,750	118,564	—	163,314
Dr. Perry.	45,500	118,564	—	164,064
Mr. Pulges	45,500	118,564	—	164,064

(1)

Reflects the aggregate grant date fair value of the shares in accordance with FASB Accounting Standards Codification topic 718 (“ASC 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 24, 2011, filed with the SEC on August 31, 2011. These amounts do not correspond to the actual value that will be realized by the directors.

(2)	The following table presents the aggregate number of shares underlying unvested stock awards and outstanding options held by each of our non-employee directors as of the end of fiscal 2011.

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Options
Mr. Christensen	3,700	30,000
Dr. Hsu	3,700	—
Mr. Kelly	3,700	30,000
Dr. Levinson	3,700	—
Mr. Olson	3,700	—
Dr. Perry.	3,700	30,000
Mr. Pulges	3,700	—

Standard Director Compensation Arrangements

Non-employee directors receive the following cash compensation for their service on our Board of Directors:

•	an annual retainer of $25,000;

•	$2,500 for each board meeting attended in person;

•	$1,000 for each board meeting attended by video or teleconference;

•	$15,000 per year for serving as Chairman of the Board of Directors (applicable only if the chairman is a non-employee director);

•	$15,000 per year for serving as lead independent director of the Board of Directors (applicable only if the chairman is an employee director);

•	$3,000 per year for each member of the Audit Committee (or $15,000 if such member is the chairperson);

•	$3,000 per year for each member of the Compensation Committee (or $7,500 if such member is the chairperson); and

•	$3,000 per year for each member of the Nominating and Corporate Governance Committee (or $7,500 if such member is the chairperson).

Non-employee directors also receive the following equity compensation for their service on our Board of Directors:

•	upon joining our Board of Directors, an option to purchase 30,000 ordinary shares (the “Initial Grant”); and

•

on the date of each annual shareholder meeting, an award of restricted stock units valued at $80,000 based on the closing price of our ordinary shares on the date of each such annual shareholder meeting (an “Ongoing Grant”).

Share options granted pursuant to the Initial Grant will vest and become exercisable over a four-year period, at a rate of 25% on the one-year anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter, provided the director continues to serve through such dates. Restricted stock units awarded pursuant to an Ongoing Grant will vest as to 100% of the restricted stock units on the last business day prior to the next year’s annual shareholder meeting, provided the director continues to serve through such date.

See “Corporate Governance Matters” below for additional information regarding our Board of Directors.

PROPOSAL TWO

ADVISORY VOTE REGARDING COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (or “Named Officers”) as disclosed in this proxy statement in accordance with rules of the SEC.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” Fabrinet’s compensation philosophy is to provide competitive compensation opportunities to attract, retain and motivate qualified executives, and to align the interests of executives with the interests of shareholders. Fabrinet has designed its compensation programs to encourage the achievement of overall financial results, including consistent revenue growth and profitability, and to encourage role specific individual contributions by our Named Officers.

We urge shareholders to read the “Compensation Discussion and Analysis” in this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the compensation tables and the narrative discussion following the compensation tables. We are asking for shareholder approval of the compensation paid to our Named Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Officers and the policies and practices described in this proxy statement.

While this advisory vote on executive compensation is non-binding, our Board of Directors and the Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the Named Officer compensation as disclosed in this proxy statement, will consider those shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of Fabrinet’s named executive officers, as disclosed in Fabrinet’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the compensation paid to our Named Officers.

PROPOSAL THREE

ADVISORY VOTE REGARDING THE FREQUENCY OF HOLDING

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Act also enables shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our Named Officers. By voting on this proposal, you may indicate whether you would prefer an advisory vote on Named Officer compensation once every year, every two years or every three years, or you may abstain from voting.

After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on executive compensation every year is appropriate for Fabrinet and its shareholders at this time. The Board of Directors has determined that an annual advisory vote on executive compensation will allow shareholders to provide timely input on Fabrinet’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We recognize that our shareholders may have different views as to what is the best approach for Fabrinet, and we look forward to hearing from our shareholders on this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote to hold future advisory votes on executive compensation every “1 YEAR.”

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed PricewaterhouseCoopers ABAS Ltd. (“PWC”) as our independent registered public accounting firm for our fiscal year ending June 29, 2012. Although ratification by shareholders is not required by any applicable legal requirements, our Board of Directors has determined that it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PWC, the Audit Committee may reconsider its selection.

A representative of PWC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 29, 2012.

Accounting Fees

The following table presents fees paid or accrued by Fabrinet for audit and other services rendered by PWC for fiscal 2011 and fiscal 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$795,777	$854,450
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$795,777	$854,450

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees also include services in connection with our secondary public offering in March 2011, including comfort letters, consents and review of documents filed with the SEC.

Pre-Approval of Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee is required to (1) review and approve, in advance, the scope and plans for all audits and audit fees and (2) approve, in advance, all non-audit services to be performed by our independent auditors.

All services and fees of PWC were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee assists our Board of Directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and for preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Ltd., our independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers ABAS Ltd. the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Ltd. required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers ABAS Ltd.’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Ltd. its independence.

Based upon these discussions and review, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2011 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Thomas F. Kelly (Chairman)

Mark Christensen

Virapan Pulges

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to establish the corporate governance policies pursuant to which our Board of Directors intends to conduct its oversight of our business in accordance with its fiduciary duties. The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.

Code of Business Conduct

We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, our Board of Directors has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees. The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, that are required to be disclosed by SEC or NYSE rules.

Board Leadership Structure

Mr. Mitchell currently serves as chairman of our Board of Directors and as our chief executive officer. Our Corporate Governance Guidelines provide that our Board of Directors will fill the chairman and chief executive officer (CEO) positions based upon what it believes is in our best interests at any point in time. Currently, our Board of Directors does not require separation of the chairman and CEO positions or the chairman to be a non-employee director. Our Board of Directors believes that as CEO, Mr. Mitchell is in the best position to direct the focus and attention of our Board of Directors to the areas most relevant for us and our shareholders as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. By combining the role of chairman and CEO, Mr. Mitchell is able to provide strong and valuable leadership for us both internally and externally.

In addition, our Corporate Governance Guidelines provide that if the CEO is also the chairman, our Board of Directors shall select, at its first regular meeting following each annual shareholder meeting, a lead independent director. Rollance Olson has served as our lead independent director since January 2011. The lead independent director’s duties include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among our entire Board of Directors.

Our independent directors generally meet in executive session at each regularly scheduled meeting of our Board of Directors, and at such other times as necessary or appropriate as determined by the independent directors. Our lead independent director presides at such executive sessions of the Board of Directors.

Risk Oversight

Our Board of Directors is responsible for the oversight of our enterprise risk management. Together with its committees, our Board of Directors ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and our Board of Directors, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of our Board of Directors and board committees and in other meetings and discussions, management reports to and seeks guidance from the board and its committees, as applicable, with respect to matters that could affect our business. In addition, our general counsel and our outside corporate counsel provide reports of legal risks to the Audit Committee and our Board of Directors. Similarly, our chief financial officer provides reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.

Our Board of Directors reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the board or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by our Board of Directors. The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The Nominating and Corporate Governance Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee).

We believe that our Board of Directors’ role is consistent with our leadership structure, with our CEO and management primarily responsible for enterprise risk management and our Board of Directors and its committees providing oversight of such efforts.

Contacting our Board of Directors

Shareholders may communicate with our lead independent director by emailing leadindependentdirector@fabrinet.com. Communications received at this email address are automatically routed directly to our lead independent director. Shareholders who wish to communicate with our Board of Directors may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114, Attention: Board of Directors. Our general counsel reviews all incoming shareholder communications (except for communications sent directly to the lead independent director, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, routes such communications to the appropriate member(s) of our Board of Directors, or if none is specified, to the Chairman of the Board.

Attendance at Annual Meetings of Shareholders by our Board of Directors

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meeting of shareholders, we encourage, but do not require, directors to attend. Six directors attended our 2010 annual meeting of shareholders.

Director Independence

Our Board of Directors has reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board of Directors determined that Mr. Christensen, Mr. Kelly, Dr. Levinson, Mr. Olson, Dr. Perry and Mr. Pulges, representing six of our eight directors, are independent within the meaning of the NYSE and SEC director independence standards, as currently in effect. Our board’s independence determination was based on information provided by our directors and discussions among our officers and directors.

Board Meetings and Committees

During fiscal 2011, our Board of Directors held five meetings and also took certain actions by written consent. Each of our directors attended at least 75% of the meetings of the board and committees on which he served during fiscal 2011. Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee currently consists of Messrs. Christensen, Kelly (chairman) and Pulges, each of whom is “independent” within the meaning of NYSE and SEC rules. Our Board of Directors has determined that Mr. Kelly qualifies as an “audit committee financial expert” under SEC rules. The Audit Committee held five meetings during fiscal 2011.

Among other responsibilities, the Audit Committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists our Board of Directors in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to our Board of Directors such information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors. The Audit Committee acts pursuant to a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Audit Committee report is included in this proxy statement on page 16.

Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chairman) and Mr. Pulges, each of whom is “independent” within the meaning of NYSE rules. In addition, our Board of Directors has determined that Dr. Levinson and Mr. Pulges meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee held four meetings during fiscal 2011.

Among other responsibilities, the Compensation Committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) monitors and reviews matters related to succession planning for our executives officers, (3) administers our equity compensation plans, and (4) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The Compensation Committee acts pursuant to a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Compensation Committee report is included in this proxy statement on page 29.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Olson and Dr. Perry (chairman), each of whom is “independent” within the meaning of the NYSE rules. The Nominating and Corporate Governance Committee held two meetings during fiscal 2011.

Among other responsibilities, the Nominating and Corporate Governance Committee (1) assists our Board of Directors in identifying prospective director nominees, (2) recommends candidates for election to our Board of

Directors at each annual meeting of shareholders, (3) develops and recommends corporate governance principles, (4) reviews and recommends directors to serve on each board committee, and (5) oversees the annual evaluation of our Board of Directors, board committees and management. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by our Board of Directors, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Nominating and Corporate Governance Committee will consider recommendations of candidates for election to our Board of Directors submitted by shareholders of Fabrinet; for more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, Dr. Hsu, Dr. Levinson and Mr. Pulges served as members of the Compensation Committee. None of the members of the Compensation Committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to our Board of Directors and recommending candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee will consider recommendations from shareholders for candidates to serve on our Board of Directors. There are no differences in the manner by which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or our Board of Directors.

Shareholder Recommendations and Nominees

Shareholder recommendations for candidates to our Board of Directors must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114 and must include (1) the candidate’s name, age, business address and residence address, (2) the candidate’s principal occupation or employment, (3) the class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (5) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (6) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholders, and (7) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Shareholder recommendations for candidates to our Board of Directors must also contain specified information about the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4104 24th Street, Suite 345, San Francisco, California 94114, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

Director Qualifications

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on our Board of Directors consistent with criteria established by the committee. The consideration of any candidate for director will be based on the committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications or a formal diversity policy for director candidates, the committee believes that candidates and nominees should reflect a Board of Directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, (4) have diverse backgrounds and perspectives, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identification and Evaluation of Director Nominees

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of our Board of Directors, the needs of our Board of Directors and board committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through shareholders, management, current members of our Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us and other biographical information as of September 24, 2011, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position*
David T. Mitchell	69	Chief Executive Officer and Chairman of the Board of Directors
Dr. Harpal Gill	58	President and Chief Operating Officer; Executive Vice President, Operations of Fabrinet Co., Ltd.; Vice President, Operations of Fabrinet USA, Inc.
Mark J. Schwartz	44	Executive Vice President, Chief Financial Officer and Secretary; President of Fabrinet USA, Inc.

*	Unless otherwise noted, all positions are with Fabrinet.

David T. Mitchell. For Mr. Mitchell’s biography, please see “Proposal One—Election of Directors—Information About Directors and Director Nominees” above.

Dr. Harpal Gill has served as our president and chief operating officer since January 2011, our executive vice president, chief operating officer since March 2009, executive vice president, operations of Fabrinet Co., Ltd. since July 2007, and vice president, operations of Fabrinet USA, Inc. since joining us in May 2005. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill has also held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.

Mark J. Schwartz has served as our executive vice president, chief financial officer and secretary and as president of Fabrinet USA, Inc. since March 2004. Mr. Schwartz was previously our secretary and senior vice president, global finance of Fabrinet USA, Inc. from May 2000 to March 2004. From 1997 to May 2000, Mr. Schwartz practiced corporate law at Morgan Franich, Fredkin & Marsh in San Jose, California where he specialized in corporate finance, mergers and acquisitions and technology licensing. Mr. Schwartz earned a bachelor of business administration degree from the University of Miami and a juris doctor degree from the University of San Diego.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the Summary Compensation Table below. We refer to these individuals as our “Named Officers” in this proxy statement.

Executive Compensation Program Objectives and Overview

Our executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities with respect to our industry so that we can attract, retain and motivate qualified executives.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders and to hold the executives accountable for our performance.

As described in more detail below, the material elements of our executive compensation programs for our Named Officers include a base salary, cash bonus plan and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers are also entitled to certain perquisites and personal benefits and, in some cases, may be entitled to severance benefits upon certain terminations of their employment with us.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives

Perquisites and Personal Benefits	• Attract, retain and motivate qualified executives

Long-Term Equity Incentives	• Align executives’ interests with those of shareholders • Hold executives accountable for our performance • Attract, retain and motivate qualified executives

Cash Bonus Plan	• Align executives’ interests with those of shareholders • Hold executives accountable for our performance • Attract, retain and motivate qualified executives

Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities.

During fiscal 2011, the Compensation Committee determined the executive compensation programs for our Named Officers. In making its decisions, the Compensation Committee retained an independent compensation consultant and reviewed benchmark compensation data provided by the independent compensation consultant. We have periodically reviewed compensation data regarding total compensation of executives in comparable companies in our industry through public filings and data provided by our compensation consultant, including data taken from the Radford Executive Survey, to ensure that we provide a competitive executive compensation program to retain and attract highly qualified executives. However, any review of such public information has not resulted in any change to an executive’s compensation, but merely reiterated that we were within a competitive range, namely within the 50th to 75th percentile of our peer group. Other than ensuring our compensation programs were within such a competitive range, we did not use such data in making specific determinations about any of our executives’ compensation.

Role and Authority of the Compensation Committee

The Compensation Committee is responsible for overseeing our compensation policies and goals and administering our equity compensation plans and executive incentive plan, including approving target bonuses and actual bonuses. Additionally, either independently or with the independent members of our Board of Directors, the Compensation Committee is responsible for reviewing and approving our chief executive officer’s compensation. The Compensation Committee also reviews and approves compensation plans and arrangements for our Named Officers and recommends to our Board of Directors compensation for our Named Officers.

In early fiscal 2011, the Compensation Committee delegated limited authority to a committee consisting of our chief executive officer and the chief financial officer (the “Equity Award Committee”) to grant equity awards under our 2010 Performance Incentive Plan only with respect to consultants, new hires and promotions for employees below the level of vice president (and with respect to new hires, who are not expected to shortly thereafter become a vice president or above). The delegation of authority to the Equity Award Committee was not exclusive; the Board of Directors and the Compensation Committee have retained the right to formally approve equity award grants as well. In any fiscal year, the Equity Award Committee may grant, in the aggregate, share options and share appreciation rights, restricted share units, restricted shares or other full-value awards covering no more than the number of shares that have been budgeted and approved by the Compensation Committee for such fiscal year. Although the Equity Award Committee was formed in fiscal 2011, the Equity Award Committee did not take action during fiscal 2011 and the Compensation Committee did not approve a budget of equity awards for the Equity Award Committee for fiscal 2011. The Compensation Committee has not delegated any of its authority with respect to any component of the compensation of our Named Officers.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which was adopted by our Board of Directors on January 25, 2010. The Compensation Committee Charter is available on our website at www.fabrinet.com. The Compensation Committee held a total of four meetings during fiscal 2011.

Role and Authority of Our Chief Executive Officer in Compensation Decisions

During late fiscal 2010, Mr. Mitchell reviewed the performance of our Named Officers and made recommendations to the Compensation Committee regarding compensation of our Named Officers (other than himself). Although Mr. Mitchell considered performance assessment and recommendations from other senior executive officers, he generally performed an independent review of each Named Officer. Mr. Mitchell’s performance assessment of each Named Officer generally addressed financial and non-financial objectives, the Named Officer’s length of service, the Named Officer’s individual performance over a given year, and competitive market data for the Named Officer’s position as provided by Frederick W. Cook & Company, or FWC, an independent business and compensation consulting firm. In establishing compensation for a Named Officer, our Compensation Committee used its discretion in determining whether to take into account Mr. Mitchell’s recommendations for that executive officer and was not bound by Mr. Mitchell’s recommendations.

Role of Compensation Consultant

For fiscal 2011, we continued to engage FWC with respect to the compensation of our Named Officers to assist the Compensation Committee in discharging its duties.

Although Fabrinet pays FWC’s fees, FWC reports directly to the Compensation Committee and the Compensation Committee retains authority to hire or fire its compensation consultants. During fiscal 2011, FWC provided the Compensation Committee with peer group proxy and other publicly disclosed data related to Named Officers and other officers. FWC also provided certain services on behalf of the Compensation Committee primarily related to compiling market data and advice regarding general compensation trends in the industry among similarly situated companies. The Compensation Committee may request that FWC attend its meetings and advise the Compensation Committee either in person or by telephone.

In fiscal 2011, FWC did not provide services to Fabrinet relating to non-executive compensation.

Peer Companies

In analyzing our executive compensation program, FWC used a peer group of companies that were selected based on their respective businesses, revenues, market capitalization and number of employees. The peer group generally represented companies with revenues of less than $2.6 billion and market capitalization of less than $1 billion, with businesses generally classified as either communications equipment or electronic equipment and components which reflects our company currently and at the time the companies were selected.

Data on the compensation practices of the peer companies generally was gathered through publicly available information and other data collected by FWC. Mr. Mitchell and the Compensation Committee reviewed the data presented on each company within the peer group both individually and collectively to arrive at a final market data point for comparative purposes. By utilizing the criteria described above, the Compensation Committee eliminated the companies listed below and added the companies listed below to the proxy peer group for fiscal 2011.

The eliminated companies and the reason for elimination are below:

Benchmark Electronics, Inc.—market capitalization greater than $1 billion

Ciena Corporation—market capitalization greater than $1 billion

JDS Uniphase Corporation—market capitalization greater than $1 billion

Plexus Corporation—market capitalization greater than $1 billion

Rogers Corporation—market capitalization greater than $1 billion

Technitrol, Inc.—market capitalization greater than $1 billion

The companies added for fiscal 2011 and the reason for inclusion are below:

Emcore Corporation—market capitalization of less than $1 billion.

Oclaro, Inc.—market capitalization of less than $1 billion

The fiscal 2011 peer companies consisted of the following:

• Checkpoint Systems, Inc. • Coherent, Inc. • Daktronics Inc. • Electro Scientific Industries, Inc. • Emcore Corporation • Infinera Corporation • IPG Photonics Corporation • Methode Electronics, Inc.	• MTS Systems Corporation • Newport Corporation • Opnext, Inc. • Oclaro, Inc • Park Electromechanical Corporation • Rofin Sinar Technologies, Inc. • TTM Technologies, Inc.

Executive Compensation Program Elements

Base Salaries

The Compensation Committee reviews the base salary levels for our Named Officers on an annual basis, without any executive involvement in the final determination (although it does take into account Mr. Mitchell’s recommendations for Named Officers other than himself), after full consideration of the recommendations provided by an independent compensation consultant which may include reviewing industry practices within comparable companies and benchmarking each executive’s future salary increases to be consistent with other companies within our industry and financial comparative group. In reviewing the specific fiscal 2011 salary levels for each Named Officer, the Compensation Committee assessed the executive’s past performance and expected future contributions, as well as evaluated the recommendations provided by FWC, and determined that the base salaries of our Named Officers should continue to be targeted at approximately the median of our peer group so that we can continue to achieve the executive compensation objectives set forth above. After reviewing FWC’s data and each Named Officer’s past performance and expected future contributions, the Compensation Committee determined to make no adjustments to the base salaries for our Named Officers as each Named Officer’s base salary level was within the approximate median of our peer group and the Compensation Committee felt that base salary levels were sufficient to achieve the compensation objectives discussed above.

The Compensation Committee approved the following base salaries of the Named Officers (which remained unchanged from fiscal 2010) for fiscal 2011.

Named Officer	Fiscal 2010 Base Salary	Fiscal 2011 Base Salary
Mr. Mitchell	$450,000	$450,000
Dr. Gill	$475,000	$475,000
Mr. Schwartz	$375,000	$375,000
Mr. Mani*	$375,000	$375,000
* Mr. Mani left Fabrinet in February 2011.

Perquisites and Personal Benefits

In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.”

Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

The perquisites and personal benefits paid to each Named Officer in fiscal 2011 are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to the Summary Compensation Table.

Long-Term Equity Incentives

Our policy is that the long-term compensation of our Named Officers should be directly linked to the value provided to our shareholders. Therefore, we have historically made grants of share options to provide further incentives to our executives to increase shareholder value. We base our award grants to executives on a number of factors, including the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance, but no benchmarks were used when determining the size of the grants. In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and to us, and the accounting impact and potential dilution effects. Prior to our initial public offering, we granted share options to our Named Officers with an exercise price as determined by our Board of Directors. Following our initial public offering, the exercise price of any share option grant is determined based on the last reported sale price of our ordinary shares on the NYSE as of the share option grant date.

Share options also function as a retention incentive for our executives as they vest ratably over the four-year period after the date of grant. During fiscal 2011, the Compensation Committee granted share options under our 2010 Performance Incentive Plan to each of our Named Officers in conjunction with establishing the 2011 Executive Incentive Plan (the “2011 Bonus Plan”), to provide our Named Officers with the intended mix of compensation elements that reinforce our pay philosophies. The Compensation Committee and FWC reviewed the grants and deemed them appropriate given that Mr. Mitchell had never received an option grant, and Mr. Schwartz and Mr. Mani had not received an option grant in more than six years. Dr. Gill also received an option grant based on internal equity considerations. The options vest monthly over four years, subject to continued service with us. We do not currently have a stock ownership policy for our Named Officers. However, all of our Named Officers own shares of our common stock or vested, but unexercised, equity awards.

The following table sets forth the equity awards granted to each of our Named Officers during fiscal 2011:

Named Officer	Number of Shares Underlying Stock Option Grant
Mr. Mitchell	225,000
Dr. Gill	67,500
Mr. Schwartz	56,250
Mr. Mani	56,250

Cash Bonus Plan

In October 2010, following discussions with FWC and after considering management’s recommendation, the Compensation Committee approved the 2011 Bonus Plan. During fiscal 2009, the Compensation Committee requested FWC to provide an analysis regarding market practices to assist the Compensation Committee in reviewing and determining an appropriate bonus plan. The data was based on our peer companies, as well as the Radford Executive Survey covering primarily technology companies with revenues of approximately $200 million to $1 billion to supplement the available peer group data. Although then-recent historical bonuses paid to our Named Officers were deemed to be around or above the approximate median of competitive data, the Compensation Committee also considered that equity award grants to our Named Officers historically had been low. In fiscal 2011, when the Compensation Committee revisited FWC’s fiscal 2009 analysis, the Compensation Committee had further discussions with FWC to consider new information that updated the analysis. In order to provide for an appropriate mix of equity awards and cash incentive compensation, the Compensation Committee determined to establish the 2011 Bonus Plan using the approximate median as a general guideline for bonus levels, combined with the grant of equity awards in fiscal 2011 to our Named Officers. The Compensation Committee feels these guidelines are appropriate given our emphasis on pay for performance. Following various discussions with FWC and the Compensation Committee, management provided the Compensation Committee with a proposal for the 2011 Bonus Plan. The Compensation Committee reviewed management’s proposal and, following further discussions with FWC, determined to revise the 2011 Bonus Plan to require a component of the bonuses under the 2011 Bonus Plan to be subject to achievement of strategic objectives determined by the Compensation Committee rather than entirely based on financial metrics (described further below). In making this change, the Compensation Committee believed that, in addition to financial metrics, non-financial strategic objectives that will benefit our shareholders over the longer term should be set as goals for the bonuses. Considering that the strategic objectives would be set closer to the middle of fiscal 2011, the Compensation Committee decided to allocate a relatively smaller portion (10%) of the bonuses to achievement of the strategic objectives.

The Compensation Committee believes that the 2011 Bonus Plan provides an additional critical component of our executive compensation program. The Compensation Committee adopted the 2011 Bonus Plan in order to provide incentive compensation that will reinforce a basic philosophy of our executive compensation program – by basing a substantial portion of our executive officers’ compensation on Fabrinet’s performance, using financial metrics and strategic goals designed to drive shareholder value, the 2011 Bonus Plan is intended to focus our executive officers’ efforts on the achievement of our strategic objectives and thereby align their interests with the near-term and longer-term interests of our shareholders.

Each of our Named Officers is a participant under the 2011 Bonus Plan. The 2011 Bonus Plan provided for a target bonus amount expressed as a percentage of a Named Officer’s base salary, and the target bonus amounts were selected by the Compensation Committee. David T. Mitchell, our chief executive officer, had a target bonus of 100% of base salary, and all other Named Officers had a target bonus of 60% of base salary. The maximum bonus that each Named Officer could receive under the 2011 Bonus Plan ranged from 120% to 200% of base salary. The amount of bonus actually paid to a Named Officer under the 2011 Bonus Plan was based 90% on achievement of revenue and GAAP-based earnings per share (“EPS”) for fiscal 2011 with each performance goal weighted equally and 10% on strategic objectives determined by the Compensation Committee. The goals with respect to the financial metrics required achievement of revenue in excess of $618 million (which was the average of the forecasted revenues for Fabrinet by its three research analysts at that time) and EPS in excess of $1.54 per share (based on the forecasted EPS by Fabrinet’s three research analysts at that time). Overachievement of both revenue and EPS was required in order for any portion of the bonus with respect to the financial metrics to be paid under the 2011 Bonus Plan. The target bonuses became payable with respect to the financial metrics portion (90% of the target bonus amount) if Fabrinet achieved revenue and EPS that both exceeded these financial metrics by 10%. If Fabrinet achieved revenue and EPS that both exceeded these metrics by 20% or more, the maximum bonus with respect to these performance goals became payable (180% of the target bonus amount). Achievement of these goals at levels exceeding the financial metrics at between 0% and 20% would determine a bonus amount that is based on linear interpolation. The Compensation Committee retained discretion to increase or reduce the bonus amounts.

The following table describes the target, maximum and actual bonuses paid to our Named Officers under the 2011 Bonus Plan:

Named Officer	Fiscal 2011 Target Bonus ($)	Fiscal 2011 Maximum Bonus ($)	Fiscal 2011 Actual Bonus Paid ($)
Mr. Mitchell	450,000	900,000	900,000
Dr. Gill	285,000	570,000	570,000
Mr. Schwartz	225,000	450,000	450,000
Mr. Mani*	225,000	450,000	281,250
* Mr. Mani left Fabrinet in February 2011 and received the amount of his earned bonus as of his separation date as part of his severance.

Severance and Other Benefits Upon Termination of Employment

We and certain of our subsidiaries have entered into employment agreements or offer letters with Mr. Mitchell, Dr. Gill, Mr. Schwartz and Mr. Mani (until he left Fabrinet in February 2011) that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. We believe that severance protections can play a valuable role in attracting and retaining key executive officers. We evaluate the level of severance benefits to provide a Named Officer on a case-by-case basis. We consider these severance protections to be an important part of an executive’s compensation and consistent with competitive practices. These arrangements are consistent with our overall compensation objectives because, based on publicly filed information, we believe such arrangements are competitive with arrangements offered to senior executives by companies with whom we compete for executives and are critical to achieve our business objective of management retention. We expect that any independent compensation consultant hired by the Compensation Committee will review and assess the arrangements and provide us with guidance as to the competitiveness of such arrangements. In addition, the arrangements encourage executives to remain with us and provide the executives with enhanced financial security in recognition of past and future service that they provide us. The terms of these arrangements were evaluated in terms of the overall compensation packages for each executive. We structured the terms and payouts of each arrangement according to what the collective knowledge and experience of our Board of Directors indicated was industry standard for severance agreements at the time such arrangements were entered into. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.

Section 162(m) Policy

Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit. Prior to our IPO, our Board of Directors did not take the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. In the future, the Compensation Committee may adopt a policy that, where reasonably practicable, we will seek to qualify the compensation paid to our Named Officers as performance-based compensation, as applicable, to participate in exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Dr. Frank Levinson (Chairman)

Virapan Pulges

Summary Compensation Table

The following table presents information regarding the total compensation of our Named Officers, who include (i) our principal executive officer, (ii) our principal financial officer, (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2011, and (iv) an individual for whom disclosure would have been provided pursuant to clause (iii) but for the fact that the individual was not serving as an executive officer at the end of fiscal 2011.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
David T. Mitchell	2011	450,000	—	1,398,045	900,000	350,698	3,098,743
Chief Executive Officer and Chairman of the Board of Directors	2010	450,000	—	—	—	299,210	749,210
	2009	450,000	653,600	—	—	328,254	1,431,854

Dr. Harpal S. Gill	2011	475,000	—	419,414	570,000	162,418	1,626,832
President and Chief Operating Officer	2010	475,000	—	317,190	—	149,684	941,874
	2009	418,750	108,164	—	—	156,296	683,210

Mark J. Schwartz	2011	375,000	—	349,511	450,000	54,979	1,229,490
Executive Vice President, Chief Financial Officer and Secretary	2010	375,000	—	—	—	57,654	432,654
	2009	375,000	72,110	—	—	47,287	494,397

Nat Mani	2011	237,847	—	349,511	—	738,759	1,326,117
Former Executive Vice President, Sales & Marketing(5)	2010	375,000	—	—	—	55,191	430,191
	2009	375,000	72,110	—	—	38,462	485,572

(1)

The amounts in this column reflect the amount allocated to each Named Officer during the first and second quarters of fiscal 2009 pursuant to the then-existing executive bonus plan, which represented five percent of our pre-tax profits. The percentage of each executive’s bonus was set upon his hire date and did not change unless an additional executive became a participant in the plan.

(2)

The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2011, filed with the SEC on August 31, 2011. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(3)

The amounts in this column reflect bonuses awarded pursuant to the 2011 Executive Incentive Plan (the “2011 Bonus Plan”). Amounts paid under the 2011 Bonus Plan were paid in fiscal 2012. For more information, see the “Grants of Plan-Based Awards in Fiscal 2011” table below.

(4)	The value and components of perquisites and other personal benefits for each of the Named Officers for fiscal 2011 are set forth in the “All Other Compensation for Fiscal 2011” table below.
(5)	Mr. Mani left Fabrinet in February 2011.

All Other Compensation for Fiscal 2011

Name	Cost of Living and Accommodation ($)	Automobile and Transportation ($)	Health Insurance ($)	401(k) Matching Contributions ($)	Other ($)		Total ($)
Mr. Mitchell	205,239	44,047	20,407	—	81,005	(1)	350,698
Dr. Gill	85,000	33,525	22,936	14,700	6,257		162,418
Mr. Schwartz	—	12,000	28,279	14,700	—		54,979
Mr. Mani	—	8,000	14,532	11,879	704,348	(2)	738,759

(1)

Includes expenses incurred in connection with Mr. Mitchell’s home office in the U.S. of $19,500, expenses for meals of $22,910, expenses for airfare for home leave of $29,996, certain membership club dues and other miscellaneous expenses.

(2)

Represents (a) payment of $42,269 for accrued vacation at the time of Mr. Mani’s separation and (b) severance paid to Mr. Mani under his Separation Agreement, consisting of (i) $375,000, representing twelve months of his base salary, (ii) $281,250, representing his earned bonus as of his separation date, and (iii) reimbursement of COBRA payments in the amount of $4,829.

Grants of Plan-Based Awards in Fiscal 2011

The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2011 under any plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Mitchell	10/13/2010	—	—	—	225,000	16.83	1,398,045
	—	0	450,000	900,000	—	—	—
Dr. Gill	10/13/2010	—	—	—	67,500	16.83	419,414
	—	0	285,000	570,000	—	—	—
Mr. Schwartz	10/13/2010	—	—	—	56,250	16.83	349,511
	—	0	225,000	450,000	—	—	—
Mr. Mani	10/13/2010	—	—	—	56,250	16.83	349,511
	—	0	225,000	450,000	—	—	—

(1)

Reflects the minimum, target and maximum payment amounts that the Named Officers may receive under the 2011 Bonus Plan, depending on performance against the metrics described in further detail in the “Compensation Discussion and Analysis—Cash Bonus Plan” section above. The amounts range from zero (if the minimum level for financial performance and individual goals are not achieved) to a cap based on a certain percentage of the individual’s base salary. The actual payout is determined by the Compensation Committee. The actual bonus amounts were determined by the Compensation Committee in August 2011 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Mani left Fabrinet in February 2011 and received a pro-rated amount of his bonus as part of his severance.

(2)

Reflects the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended June 24, 2011, filed with the SEC on August 31, 2011. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2011.

Name	Grant Date		Option Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)
			Exercisable	Unexercisable
Mr. Mitchell	10/13/2010	(2)	37,496	187,504	16.83	10/13/2017
Dr. Gill	5/1/2005		23,212	—	1.75	4/30/2012
	1/1/2007	(2)	100,000	—	3.50	12/31/2013
	11/19/2009	(2)	27,702	42,298	5.75	11/18/2016
	10/13/2010	(2)	11,248	56,252	16.83	10/13/2017
Mr. Schwartz	10/13/2010	(2)	9,376	46,874	16.83	10/13/2017
Mr. Mani	—		—	—	—	—

(1)

The expiration date shown is the normal expiration date and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with a change in control.

(2)	This option vests over a four-year period at a rate of 1/48th per month.

Option Exercises and Shares Vested in Fiscal 2011

The following table presents information regarding the exercise of share options by our Named Officers during fiscal 2011. None of our Named Officers had any share awards that vested during fiscal 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Dr. Gill	76,788	2,054,079
Mr. Mani	4,688	50,022

(1)

The dollar amounts for share options are determined by multiplying (i) the number of our ordinary shares acquired upon exercise of a share option, by (ii) the difference between the per share market value of our ordinary shares on the date of exercise and the exercise price of the share option.

Potential Payments Upon Termination or Change of Control

We and certain of our subsidiaries have entered into employment agreements or offer letters with Mr. Mitchell, Dr. Gill, Mr. Schwartz and Mr. Mani (until he left Fabrinet in February 2011) that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances, including following a change in control.

Arrangement with Mr. Mitchell

We have entered into an employment agreement with Mr. Mitchell. Previously, Mr. Mitchell’s employment agreement was between Mr. Mitchell and Fabrinet USA, Inc., which we refer to as our California subsidiary. However, when Mr. Mitchell’s written employment agreement expired on December 31, 2005, we assumed responsibility for the agreement from our California subsidiary and agreed with Mr. Mitchell to continue his employment under the terms of the agreement. Mr. Mitchell may terminate his employment with us for any reason by providing written notice 90 days in advance. We may terminate Mr. Mitchell’s employment at any time with or without notice or cause. Mr. Mitchell has agreed that, for a period of one year following the termination of his employment with us, he will not solicit our employees or independent contractors to leave our employment or intentionally interfere with our relationships with, or seek to solicit business from, our customers or clients.

If we terminate Mr. Mitchell’s employment without “cause” or he terminates his employment for “good reason,” Mr. Mitchell is entitled to receive a lump sum severance payment equal to two times his then-current annual base salary, plus accrued salary and earned bonus and reimbursement of expenses, all subject to applicable tax withholdings. Therefore, if Mr. Mitchell’s employment had been terminated by us without “cause” or by him for “good reason” on the last day of fiscal 2011, he would have been entitled to a lump sum cash payment equal to $900,000 (which represents two times his annual base salary), plus any accrued salary and earned bonus and reimbursement of expenses.

For purposes of Mr. Mitchell’s employment agreement, “cause” means Mr. Mitchell’s (i) commission of any felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement, in each case in the performance of his duties.

For purposes of Mr. Mitchell’s employment agreement, “good reason” means (i) a material diminution during the term of the agreement in Mr. Mitchell’s office, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of the agreement. However, before terminating his employment for good reason, Mr. Mitchell must provide (i) reasonable written notice to our Board of Directors setting forth the reasons for his intention to terminate for good reason and (ii) an opportunity for our Board of Directors to meet with him, together with legal counsel, and cure such reason within 15 days after receipt of such notice.

Arrangements with Dr. Gill and Mr. Schwartz

Fabrinet Co., Ltd., which we refer to as our Thai subsidiary, and our California subsidiary have entered into at-will employment agreements with Dr. Gill, and our California subsidiary has entered into an at-will offer letter with Mr. Schwartz.

In the event Dr. Gill’s or Mr. Schwartz’s employment is terminated either (i) in connection with a “change in control” (whether or not for good cause) or (ii) without “good cause” (without regard to whether there is a change in control), Dr. Gill or Mr. Schwartz, as applicable, is entitled to receive a lump sum severance payment equal to his then-current annual base salary, medical coverage for 12 months following his termination of employment and any earned bonus, all subject to applicable tax withholdings. If we had terminated employment with Dr. Gill in connection with a change in control or without good cause on the last day of fiscal 2011, he would have been entitled to cash severance equal to $475,000 (which represents twelve months of his base salary), plus 12 months of medical coverage and any earned bonus in effect on the last day of fiscal 2011. If we had terminated employment with Mr. Schwartz in connection with a change in control or without good cause on the last day of fiscal 2011, he would have been entitled to cash severance equal to $375,000 (which represents twelve months of his base salary), plus twelve months of medical coverage and any earned bonus in effect on the last day of fiscal 2011.

For purposes of Dr. Gill’s and Mr. Schwartz’s employment arrangements, “change in control” includes the occurrence of (i) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total fair market value or the total voting power of the stock of the Company; or (ii) a change in the effective control of the Company which occurs (a) on the date any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) on the date that a majority of members of the Board of

Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of clause (i), if any Person is considered to own more than 50% of the Company’s total fair market value or total voting power, the acquisition of additional stock of the Company by the same Person will not be considered a change in control. For purposes of clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a change in control. For purposes of clause (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of Dr. Gill’s and Mr. Schwartz’s employment arrangements, “good cause” means (i) an act of dishonesty made in connection with their responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom they owe an obligation of nondisclosure, (v) willful breach of any obligations under any written agreement or covenant with the Company, or (vi) continued failure to perform employment duties after receipt of a written demand of performance from the Company.

Agreement with Mr. Mani

Our California subsidiary entered into an at-will employment agreement with Mr. Mani; however, Mr. Mani’s employment with the Company ended effective February 17, 2011 (the “Separation Date”).

Mr. Mani’s employment agreement provided that in the event that Mr. Mani’s employment was terminated either (1) in connection with a “change in control” (whether or not for good cause) or (2) without “good cause” (without regard to whether there is a change in control), Mr. Mani was entitled to receive a lump sum severance payment equal to his then-current annual base salary, medical coverage for 12 months following his termination of employment and any earned bonus, all subject to applicable tax withholdings.

In connection with his separation of employment, and in consideration for his release of claims against Fabrinet and his agreement to non-disparagement, trade secret and confidentiality covenants, Mr. Mani received the following: (i) a lump sum cash severance payment of $375,000, which equaled twelve (12) months of his salary, (ii) a lump sum cash severance payment of $281,250, which equaled his earned bonus as of the Separation Date, and (iii) Company-paid reimbursement for up to twelve (12) months of COBRA coverage. Any unvested equity awards held by Mr. Mani as of the Separation Date were forfeited by him.

Equity Compensation Plan Information

The following table provides information as of June 24, 2011 with respect to our ordinary shares that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (#)
Equity compensation plans approved by security holders(1)	1,375,026	13.03	1,027,130
Equity compensation plans not approved by security holders	—	—	—

Total	1,375,026		1,027,130

(1)	Includes the following plans: 1999 Share Option Plan and 2010 Performance Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions since the beginning of fiscal 2011 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	any of our directors or executive officers;

•	any nominee for election as one of our directors;

•	any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	any member of the immediate family of any of the foregoing persons.

Employment of Family Member

Siriwan Kaewchansilp, the sister-in-law of Mr. Mitchell, is employed by us as Director of European Sales and Marketing. Ms. Kaewchansilp received an aggregate of EUR 125,000 (approximately $165,488 based on the exchange rate of $1.334 per EUR as of October  4, 2011) in annual base salary during fiscal 2011.

Policy for Approval of Related Party Transactions

In accordance with the Audit Committee’s charter, the Audit Committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by our Board of Directors. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 30, 2011, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our directors and director nominees;

•	each of our Named Officers; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 34,238,964 ordinary shares outstanding as of September 30, 2011. In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of September 30, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet Co., Ltd., 294 Moo 8, Vibhavadi Rangsit Road, Kookot, Lumlooka, Patumthanee 12130, Thailand.

5% Shareholders, Directors and Named Officers	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
Asia Pacific Growth Fund III, L.P.	9,157,063	26.7
c/o W.S. Walker & Company P.O. Box 265, GT Walker House Grand Cayman, Cayman Islands
FMR LLC(1)	4,227,491	12.3
82 Devonshire Street Boston, Massachusetts 02109

Named Officers and Directors:
David T. Mitchell(2)	2,953,694	8.6
Dr. Harpal Gill(3)	175,993	*
Mark J. Schwartz(4)	96,844	*
Nat Mani(5)	60,000	*
Mark A. Christensen	36,501	*
Dr. Ta-lin Hsu(6)	9,193,564	26.9
Thomas F. Kelly(7)	11,914	*
Dr. Frank H. Levinson	46,501	*
Rollance E. Olson	31,501	*
Virapan Pulges	36,501	*
Dr. William J. Perry(8)	30,876	*

All directors and current executive officers as a group (10 persons)(9)	12,613,889	36.5

*	Represents less than 1% of the total.

(1)	Based on a Schedule 13G filed with the SEC on April 8, 2011 by FMR LLC.
(2)

Consists of (i) 2,140,715 shares held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee, (ii) 60,938 shares issuable upon exercise of options held by Mr. Mitchell that are exercisable within 60 days of September 30, 2011, (iii) 250,680 shares held by the Gabriel Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, (iv) 250,681 shares held by the Alexander Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee, and (v) 250,680 shares held by the Sean Thomas Mitchell Trust, of which Kimberley Totah is the sole trustee. Mr. Mitchell disclaims beneficial ownership of the shares held by each of the Gabriel Thomas Mitchell Trust, the Alexander Thomas Mitchell Trust and the Sean Thomas Mitchell Trust.

(3)	All shares are issuable upon exercise of options exercisable within 60 days of September 30, 2011.
(4)

Consists of (i) 81,565 shares held by the Mark J. Schwartz & Sarah B. Schwartz Revocable Family Trust, of which Mr. Schwartz is a co-trustee, (ii) 15,234 shares issuable upon exercise of options held by Mr. Schwartz that are exercisable within 60 days of September 30, 2011, and (iii) 45 shares held by Mr. Schwartz’s son. Mr. Schwartz disclaims beneficial ownership of the shares held by his son.

(5)	Mr. Mani, our former executive vice president, sales & marketing, left Fabrinet in February 2011.
(6)

Consists of (i) 9,157,063 shares held by Asia Pacific Growth Fund III, L.P., (ii) 32,801 shares held by H&Q Asia Pacific, Ltd. and (iii) 3,700 shares held by Dr. Hsu. Dr. Hsu is chairman of H&Q Asia Pacific, Ltd. and a member of the investment committee of the general partner of Asia Pacific Growth Fund III, L.P. Dr. Hsu disclaims beneficial ownership of the shares held by Asia Pacific Growth Fund III, L.P and H&Q Asia Pacific, Ltd., except to the extent of his pecuniary interest therein.

(7)	Includes 7,500 shares issuable upon the exercise of options held by Mr. Kelly that are exercisable within 60 days of September 30, 2011.
(8)	Includes 24,375 shares issuable upon the exercise of options held by Dr. Perry that are exercisable within 60 days of September 30, 2011.
(9)	Includes 284,040 shares issuable upon the exercise of options held by our current directors and executive officers that are exercisable within 60 days of September 30, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons holding more than 10% of a registered class of our equity securities to report initial ownership of such equity shares and any subsequent changes in ownership to the SEC. Such officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely on our review of copies of such forms received, or written representations from certain reporting persons that no filings were required for such persons, we believe that, during fiscal 2011, all Section 16(a) filing requirements applicable to our executive officers and directors were complied with except as follows: Mr. Kelly filed a late Form 3 reporting initial ownership of our equity securities and a late Form 4 on November 16, 2010 to report the grant on November 4, 2010 of an award of 714 restricted stock units and an option for 30,000 ordinary shares.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

October 21, 2011

fabrinet®

WALKER HOUSE

87 MARY STREET

GEORGE TOWN, GRAND CAYMAN

KY1-9005, CAYMAN ISLANDS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

For Withhold For All To withhold authority to vote for any

All All Except individual nominee(s), mark “For All

Except” and write the number(s) of the

The Board of Directors recommends you vote nominee(s) on the line below.

FOR each of the following nominees:

1. Election of Directors

Nominees

01 Thomas F. Kelly 02 Dr. Frank H. Levinson 03 Virapan Pulges

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2 Approval, on an advisory basis, of the compensation paid to our named executive officers.

The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain

3 Approval, on an advisory basis, of the frequency of holding future advisory votes on executive compensation.

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

4 Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 29, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000116334_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FABRINET

Annual Meeting of Shareholders December 12, 2011 2:00 PM

This proxy is solicited by the Board of Directors

The undersigned shareholder of Fabrinet hereby appoints David T. Mitchell and Mark J. Schwartz, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2011 Annual Meeting of Shareholders of Fabrinet to be held on December 12, 2011 at 2:00 p.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, located at 650 Page Mill Road, Palo Alto, California 94304, and at any adjournments or postponements thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

0000116334_2 R1.0.0.11699